Exhibit 99.1

Stacy M. Hodges named Chief Financial Officer of SWS Group, Inc.

DALLAS, August 25, 2011 – SWS Group, Inc.’s (NYSE: SWS) Board of Directors announced today that Stacy M. Hodges has been elected chief financial officer and treasurer of the company. Ms. Hodges had served as interim CFO and treasurer of SWS Group since October 2010.

“Throughout her career, Ms. Hodges has distinguished herself as an exceptional leader who demonstrates the highest level of ability, integrity and expertise in her role with the company,” said SWS Group chief executive officer James H. Ross. “For many months we have carefully considered how best to apply Ms. Hodges’ substantial talents and it became clear that the answer was right in front of us. She has excelled in all aspects of the position while serving on an interim basis, and we are now pleased to welcome her as CFO and treasurer as we move forward.”

Prior to being named interim CFO of SWS Group, Ms. Hodges served as chief financial officer of the company’s principal broker-dealer subsidiary, Southwest Securities, Inc. She began her career with SWS as controller in 1994 and was named executive vice president in 1999. Among her accomplishments as interim CFO, Ms. Hodges was instrumental in the recent successful completion of SWS Group’s $100 million capital raise with Hilltop Holdings Inc. and Oak Hill Capital Partners.

“Ms. Hodges has a deep understanding of the financial services industry and the unique opportunities available to our firm,” Mr. Ross said. “She has built a consistent record of success during her time with the company and we are extremely fortunate to have her as part of our management team.”

(more)

Stacy Hodges named CFO of SWS Group / 2

“I appreciate the confidence shown in me by SWS Group’s Board of Directors and CEO Jim Ross, and look forward to the opportunity to continue serving as Chief Financial Officer,” Ms. Hodges said.

Before joining SWS Group, Ms. Hodges was a senior audit manager in the financial services division of KPMG, LLP. She earned a Bachelor of Business Administration in Accounting from Baylor University where she graduated summa cum laude. She is a member of the American Institute of Certified Public Accountants and the Texas Society of CPAs. Ms. Hodges is also a member of the Board of Trustees of the Securities Industry Institute®.

SWS Group, Inc. is a Dallas-based financial services company offering a broad range of services through its subsidiaries – Southwest Securities, Inc., Southwest Securities, FSB and SWS Financial Services, Inc. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS.

# # #

CONTACT:	Ben Brooks - Corporate Communications, (214) 859-6351
bdbrooks@swst.com